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Exhibit 99.1

[CIBER LOGO]

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt	Jenn Wing
		Investor Relations	Media Relations
		303-220-0100	303-220-0100
		IR@ciber.com	jwing@ciber.com

CIBER CLEARS FINAL HURDLE IN ECSOFT DEAL
OFFER IS NOW WHOLLY UNCONDITIONAL

        GREENWOOD VILLAGE, Colo.—Jan. 23, 2003—CIBER, Inc. (NYSE: CBR) today declared its offer for ECsoft Group plc is now "wholly unconditional." This is tantamount to closing in U.S. terms, and funding will occur within 14 days per UK regulation.

        "We are very pleased to have satisfied all conditions essential to closing, and we are confident ECsoft's employees and customers will find CIBER a great partner," said Mac Slingerlend CIBER's President and Chief Executive Officer. "Keith Todd, ECsoft's Chairman, and all of the advisors for both companies have done a great job getting the closing expedited so we can get on to the all important operational opportunities. We will be visiting each of ECsoft's countries within two weeks where we can tell more of the CIBER story and begin to get familiar with each other. We now believe ECsoft operations will add $50-54 million to our 2003 results and be accretive to our full year results."

        Terje Laugerud, CIBER Solution Partners' Chief Executive Officer added, "I understand ECsoft country managers have indicated great pleasure and a high commitment to this combination of CIBER and ECsoft. I am confident that CIBER will be very pleased with its European performance in 2003 and beyond."

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a leading international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from 60 CIBER, ten DigiTerra and ten CIBER Solution Partners offices in the U.S., Canada, Europe and India. With offices in ten countries, annualized revenue of approximately $700 million and approximately 6,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER, ALWAYS ABLE.

CIBER CLEARS FINAL HURDLE IN ECSOFT DEAL PAGE 2

Forward-Looking and Cautionary Statements

        Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

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  Exhibit 99.1